Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
ARES COMMERCIAL REAL ESTATE CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and (h)	2,525,000(2)	$7.09(3)	$17,902,250	0.00014760	$2,642.37
Total Offering Amounts					$17,902,250		$2,642.37
Total Fee Offsets							N/A
Net Fee Due							$2,642.37

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Ares Commercial Real Estate Corporation Amended and Restated 2012 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)	Represents additional shares of common stock reserved and available for delivery with respect to awards issued under the Plan pursuant to the Second Amendment to the Plan effective May 22, 2024.
(3)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $7.09 per share represents the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on June 3, 2024, which date is within five business days prior to the filing of this Registration Statement.